UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2017

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE	1-9824	52-2080478
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Q Street

Sacramento, CA 95816

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2017 Senior Executive Retention Program

On February 23, 2017 (the “Effective Date”), the Compensation Committee of the Board of Directors (“Committee”) of The McClatchy Company (the “Company”) approved the 2017 Senior Executive Retention Plan (the “Retention Plan”) to incentivize certain senior executive officers including some of the named executive officers (collectively, the “Participants”) for their continued dedicated service during the recent transition of the Company’s leadership. Under the Retention Plan, Participants who continuously remain employees of the Company or a subsidiary of the Company during the period beginning on the Effective Date through and including January 25, 2018 shall be eligible to receive 50% of their applicable cash award, and if through and including July 25, 2018, the remaining 50% of their applicable cash award (each such date a “Vesting Date”). The applicable cash award for each named executive officer who qualifies as a Participant is listed below.

In addition, the Committee approved a special grant of retention restricted stock units (“Retention RSUs”), which shall vest in full on January 25, 2019, provided that the Participants remain employees of the Company or a subsidiary of the Company on that date. The special grant of the Retention RSUs will be made under the Company’s amended and restated 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”), and as such remains subject to approval of the 2012 Omnibus Plan by the Board of Directors at its next meeting and by the Company’s shareholders at the Company’s upcoming Annual Meeting of Shareholders.

The Retention Plan and the Retention RSUs together shall be known as the “Retention Program,” and each Participant’s cash award and Retention RSUs shall be known as the “Retention Award.” The Committee will administer the Retention Program and determine whether the criteria for Retention Awards have been satisfied.

The Retention Program does not apply to the Chief Executive Officer of the Company. The following named executive officers are eligible to receive Retention Awards in the following amounts:

		Retention Award
Participants	Title	Cash Award	Restricted Stock Units
Mark Zieman	Vice President, Operations	$675,000	10,000
Elaine Lintecum	Vice President, Finance and Chief Financial Officer	$475,000	7,500
Christian Hendricks	Vice President, Products, Marketing and Innovation	$465,000	5,000
Billie McConkey	Vice President, Human Resources, General Counsel and Secretary	$440,000	7,500

If the conditions set forth in the Retention Plan are met, the cash portion of the Retention Awards will be payable, less applicable withholding tax, to the Participant entitled to such payment as soon as reasonably practicable following the applicable Vesting Date and the Committee’s certification that the Participant has become entitled to the payment; provided, further, that in no event will payment of the cash portion of the Retention Award be delayed to a date later than March 15th of the calendar year following the calendar year in which the Vesting Date occurs. In order to receive the cash portion of the Retention Award, a Participant must remain employed by the Company or a subsidiary of the Company through the applicable Vesting Date, but the cash portion of the Retention Award will be paid earlier if the Participant’s employment is terminated due to (i) death, (ii) disability (as defined in the Retention Plan), or (iii)(A) an involuntary termination without “cause” or resignation for “good reason” (each as defined by the Retention Plan), provided the Participant (B) executes, delivers and does not revoke a waiver and release agreement within 45 days of the termination date.

In order to receive the Retention RSU portion of the Retention Award, a Participant must remain employed by the Company or a subsidiary of the Company through January 25, 2019, but the Retention RSU portion of the Retention Award will vest earlier (i) if the Participant’s employment is terminated due to (A) death, (B) disability (as defined in the 2012 Omnibus Plan), or (C) an involuntary termination without “cause” or resignation for “good reason” (each as defined in the applicable award agreement), or (ii) upon a change in control (as defined in the 2012 Omnibus Plan) in which outstanding awards are not assumed or substituted for while the Participant remains employed by the Company or a subsidiary of the Company.

This summary of the Retention Program does not purport to be complete and is qualified by reference to the copy of the Retention Plan which is filed as Exhibit 10.1 and the copy of the 2017 Retention RSU Award Agreement which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

Exhibit 10.1	2017 Senior Executive Retention Plan
Exhibit 10.2	2017 Retention RSU Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

February 28, 2017	The McClatchy Company

/s/ Billie McConkey
	By:	Billie McConkey
Vice President, Human Resources, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	2017 Senior Executive Retention Plan
Exhibit 10.2	2017 Retention RSU Award Agreement